Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Solid Performance. Positioned for Growth. Regions reports third quarter 2021 earnings of $624 million, earnings per share of $0.65
Delivers solid revenue and pre-tax pre-provision income(1).

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 22, 2021 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter ended September 30, 2021. The company reported net income available to common shareholders of $624 million and earnings per diluted share of $0.65. Compared to the second quarter of 2021, total revenue grew 2 percent while pre-tax pre-provision income(1) decreased 1 percent. Adjusted revenue(1) increased 3 percent while adjusted pre-tax pre-provision income(1) increased 4 percent. The company also generated modest year-to-date positive operating leverage on a reported and adjusted basis.(1)

“Our ability to deliver solid third quarter results comes from having both a strong foundation and a strategic plan that positions us to grow effectively and efficiently,” said John Turner, President and CEO of Regions Financial Corp. “Strong relationships with customers across all segments drive our performance, and our track record of exceptional service continues to deepen those relationships while also bringing in new customers. We’re operating in markets that are attractive and growing, and those are the places where we’ll continue to make investments while consistently strengthening the core of our business throughout our footprint.

“Our focus on sustainable growth continues with bolt-on acquisitions – EnerBank aligns with our strategy to be the premier lender to homeowners, and our agreement to acquire Sabal Capital Partners is designed to further expand our range of specialized services for business clients,” Turner added. “Regions' investments in digital and data are also positioning us for growth. Through a technology-enabled, seamless experience in branches and across all platforms, customers are responding to the personalized service, advice and guidance they're getting from Regions.

“We have the plan, the team, and the experience to compete with purpose and passion, and we are focused every day on delivering results for our customers, communities, and shareholders,” Turner concluded.

Key factors positioning Regions for continued growth include:

1) Attractive core markets and growth markets:
•Regions has identified high-growth markets in its existing footprint that are benefiting from population and business growth, such as Florida, Georgia, Texas, and Tennessee, which further position the company to reach more consumers and businesses with high-value financial services.

•A consistently modernized branch network, which includes key investments in markets such as Houston, Orlando, and Atlanta, combines in-person financial consultation with enhanced technology. This supports further account growth while creating greater efficiencies across Regions' retail-banking footprint.

2) Focus on digital, data, and innovation:
•Regions’ customer experience is powered not only by exceptional bankers who know their customers – but also technology that is constantly evolving to better connect consumers and businesses with custom-tailored, convenient solutions. For example, we are leveraging artificial intelligence in our Contact Centers to further improve the customer experience and have handled 1 million customer calls this year.

•Consumers are increasingly leveraging Regions' enhanced online and mobile banking options. More than two-thirds of our customer transactions are digital. Over the last two years, active mobile banking users are up 23% and Zelle transactions have more than tripled.

•Digitized sales in the consumer bank are up 38% year-to-date, reflecting our ability to deliver greater value for our customers and become more efficient in how we operate.
•In addition, product innovation across our business groups will continue to support a positive customer experience. For example, Regions recently launched Regions Now Checking - a Bank On-certified account that combines the convenience of modern banking with no overdraft fees.

3) Specialty lending capabilities:
•Regions has continued to pursue beneficial bolt-on acquisitions, including the acquisition of home improvement point-of-sale lender EnerBank that was completed Oct. 1 and the recently announced agreement to acquire Sabal Capital Partners, LLC.

•Regions is focused on serving as the premier lender to homeowners. By adding EnerBank’s suite of home improvement financing, Regions is able to expand options for homeowners throughout the company’s footprint while establishing new relationships with clients served by EnerBank across the U.S.

•The agreement to acquire Sabal Capital Partners announced in early October serves as the latest example of Regions expanding fee-based businesses that enable the bank to deliver additional services that complement the company’s existing suite of financial solutions.

SUMMARY OF THIRD QUARTER 2021 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	9/30/2021	6/30/2021	9/30/2020
Net income	$651	$790	$530
Preferred dividends and other*	27	42	29
Net income available to common shareholders	$624	$748	$501

Weighted-average diluted shares outstanding	962	965	962
Actual shares outstanding—end of period	955	955	960

Diluted earnings per common share	$0.65	$0.77	$0.52

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(20)	$(3)	$(7)
Adjustments to non-interest income(1)	3	19	47
Total pre-tax adjusted items(1)	$(17)	$16	$40

After-tax preferred stock redemption expense(1)*	$—	$(13)	$—

Diluted EPS impact**	$(0.01)	$—	$0.03

Pre-tax additional selected items***:
CECL provision less than (in excess of) net charge-offs	$185	$384	$—
Capital markets income - CVA/DVA	1	(4)	5
MSR net hedge performance	(15)	(6)	—
PPP loan interest income****	31	43	31
COVID-19 related expenses	—	—	(3)
Pension settlement charges	(8)	—	—

*      The second quarter 2021 amount includes $13 million of Series A preferred stock issuance costs, which reduced net income available to common shareholders when the shares were redeemed.
**        Based on income taxes at an approximate 25% incremental rate. Second quarter of 2021 bank-owned life insurance claim is tax free.
***     Items impacting results or trends during the quarter, but are not considered non-GAAP adjustments. These items generally include market-related measures, impacts of new accounting guidance, or event driven actions.
**** Interest income for PPP loans includes estimated funding costs.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter reflect, among other items, $2 million in leveraged lease termination gains and $1 million in securities gains more than offset by $20 million in charges for the early extinguishment of debt.

Total revenue

	Quarter Ended
($ amounts in millions)	9/30/2021	6/30/2021	9/30/2020	3Q21 vs. 2Q21		3Q21 vs. 3Q20
Net interest income	$965	$963	$988	$2	0.2%	$(23)	(2.3)%
Taxable equivalent adjustment	11	12	12	(1)	(8.3)%	(1)	(8.3)%
Net interest income, taxable equivalent basis	$976	$975	$1,000	$1	0.1%	$(24)	(2.4)%
Net interest margin (FTE)	2.76%	2.81%	3.13%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.30%	3.31%	3.41%

Non-interest income:
Service charges on deposit accounts	$162	$163	$152	(1)	(0.6)%	10	6.6%
Card and ATM fees	129	128	115	1	0.8%	14	12.2%
Wealth management income	95	96	85	(1)	(1.0)%	10	11.8%
Capital markets income	87	61	61	26	42.6%	26	42.6%
Mortgage income	50	53	108	(3)	(5.7)%	(58)	(53.7)%
Commercial credit fee income	23	23	20	—	—%	3	15.0%
Bank-owned life insurance	18	33	17	(15)	(45.5)%	1	5.9%
Securities gains (losses), net	1	1	3	—	—%	(2)	(66.7)%
Market value adjustments on employee benefit assets*	5	8	14	(3)	(37.5)%	(9)	(64.3)%
Gains on equity investment	—	—	44	—	NM	(44)	(100.0)
Other	79	53	36	26	49.1%	43	119.4%
Non-interest income	$649	$619	$655	$30	4.8%	$(6)	(0.9)%
Total revenue	$1,614	$1,582	$1,643	$32	2.0%	$(29)	(1.8)%

Adjusted total revenue (non-GAAP)(1)	$1,611	$1,563	$1,596	$48	3.1%	$15	0.9%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Total revenue of approximately $1.6 billion increased 2 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the second quarter of 2021. Net interest income increased modestly in aggregate and 1 percent after adjusting for lower PPP income linked-quarter. The company offset pressure on asset yields from the low interest rate environment through its interest rate hedging program, a continued focus on lower funding costs, and active cash management strategies. This includes securities purchases in the second quarter, as well as a net reduction of holding company debt in the third quarter. Loan growth, one additional day in the quarter, and a large interest recovery drove net interest income higher. Strong deposit growth trends continued, and cash balances rose to new record levels, negatively impacting the reported net interest margin. Excluding the impact of PPP interest income and excess cash balances held at the Federal Reserve, the company's adjusted net interest margin(1) remained relatively stable at 3.30 percent.

Non-interest income increased 5 percent on a reported basis and 8 percent on an adjusted basis(1) compared to the second quarter of 2021. Capital markets income increased 43 percent, driven by record loan syndication revenue and strong M&A advisory fees. Other income increased 49 percent attributable primarily to an increase in the value of certain equity investments as well as increased gains associated with the sale of certain small dollar equipment loans and leases. Mortgage income decreased 6 percent primarily due to mortgage servicing rights valuation adjustments, partially offset by improved secondary market gains. Service charges and wealth management income experienced modest declines compared to the prior quarter. Additionally, bank-owned life insurance income decreased $15 million during the quarter compared to the second quarter, which included the benefit of a significant claim.

Non-interest expense

	Quarter Ended
($ amounts in millions)	9/30/2021	6/30/2021	9/30/2020	3Q21 vs. 2Q21		3Q21 vs. 3Q20
Salaries and employee benefits	$552	$532	$525	$20	3.8%	$27	5.1%
Equipment and software expense	90	89	89	1	1.1%	1	1.1%
Net occupancy expense	75	75	80	—	—%	(5)	(6.3)%
Outside services	38	39	44	(1)	(2.6)%	(6)	(13.6)%
Professional, legal and regulatory expenses	21	15	22	6	40.0%	(1)	(4.5)%
Marketing	23	29	22	(6)	(20.7)%	1	4.5%
FDIC insurance assessments	11	11	10	—	NM	1	10.0%
Credit/checkcard expenses	16	17	12	(1)	(5.9)%	4	33.3%
Branch consolidation, property and equipment charges	—	—	3	—	—%	(3)	(100.0)%
Visa class B shares expense	4	6	5	(2)	(33.3)%	(1)	(20.0)%
Loss on early extinguishment of debt	20	—	2	20	NM	18	NM
Other	88	85	82	3	3.5%	6	7.3%
Total non-interest expense	$938	$898	$896	$40	4.5%	$42	4.7%
Total adjusted non-interest expense(1)	$918	$895	$889	$23	2.6%	$29	3.3%

NM - Not Meaningful

Non-interest expense increased 4 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the second quarter of 2021. Salaries and benefits increased 4 percent, driven primarily by higher variable-based compensation associated with elevated fee income as well as one additional work day in the third quarter. Full-

time equivalent associate headcount increased by 149 positions with the vast majority located in revenue-producing businesses. Further, strong financial performance contributed to higher incentive compensation. Professional fees increased 40 percent reflecting the benefit of a legal reserve release in the prior quarter that did not repeat. Most other expense categories increased slightly or remained relatively stable. Partially offsetting these increases was a 21 percent decrease in marketing expense due to the timing of campaigns. The company also incurred a $20 million charge associated with the early extinguishment of debt during the quarter.

The company's third quarter efficiency ratio was 57.7 percent on a reported basis and 56.6 percent on an adjusted basis(1). The effective tax rate was 21.7 percent.

Loans and Leases

	Average Balances

($ amounts in millions)	3Q21	2Q21	3Q20	3Q21 vs. 2Q21		3Q21 vs. 3Q20
Commercial and industrial	$41,892	$43,140	$46,405	$(1,248)	(2.9)%	$(4,513)	(9.7)%
Commercial real estate—owner-occupied	5,682	5,634	5,816	48	0.9%	(134)	(2.3)%
Investor real estate	7,311	7,282	7,298	29	0.4%	13	0.2%
Business Lending	54,885	56,056	59,519	(1,171)	(2.1)%	(4,634)	(7.8)%
Residential first mortgage	17,198	16,795	15,786	403	2.4%	1,412	8.9%
Home equity	6,523	6,774	7,727	(251)	(3.7)%	(1,204)	(15.6)%
Indirect—other consumer*	2,097	2,174	2,835	(77)	(3.5)%	(738)	(26.0)%
Indirect—vehicles**	557	690	1,223	(133)	(19.3)%	(666)	(54.5)%
Consumer credit card	1,128	1,108	1,194	20	1.8%	(66)	(5.5)%
Other consumer	962	954	1,086	8	0.8%	(124)	(11.4)%
Consumer Lending	28,465	28,495	29,851	(30)	(0.1)%	(1,386)	(4.6)%
Total Loans	$83,350	$84,551	$89,370	$(1,201)	(1.4)%	$(6,020)	(6.7)%

Adjusted Business Lending (non-GAAP)(1)	$52,747	$52,293	$54,961	454	0.9%	$(2,214)	(4.0)%
Adjusted Consumer Lending (non-GAAP)(1)	27,102	26,896	27,310	206	0.8%	(208)	(0.8)%
Adjusted Total Loans (non-GAAP)(1)	$79,849	$79,189	$82,271	$660	0.8%	$(2,422)	(2.9)%

NM - Not meaningful.
* A portion of indirect other consumer is an exit portfolio due to the company's decision not to renew a 3rd party relationship in the fourth quarter of 2019.
** Indirect vehicles is an exit portfolio.

Average loans and leases decreased 1 percent compared to the prior quarter. Excluding the company's indirect auto and indirect-other consumer exit portfolios, as well as outstanding PPP loans, adjusted average and ending loans and leases(1) both increased approximately 1 percent. Adjusted average business lending(1) increased 1 percent led by growth in corporate and middle market lending across asset-based lending, healthcare, transportation, technology and defense, as well as essential business equipment lending through Ascentium. While still well below pre-pandemic levels, commercial loan line utilization levels ended the quarter at approximately 39.9 percent. Utilization levels have also been impacted by strong year-to-date loan commitment growth of $2 billion. Excluding exit portfolios, adjusted average consumer lending(1) increased 1 percent as growth in residential first mortgage and consumer credit card was offset by declines in other categories.

Deposits

	Average Balances

($ amounts in millions)	3Q21	2Q21	3Q20	3Q21 vs. 2Q21		3Q21 vs. 3Q20
Customer low-cost deposits	$127,369	$126,315	$110,493	$1,054	0.8%	$16,876	15.3%
Customer time deposits	4,527	4,813	6,150	(286)	(5.9)%	(1,623)	(26.4)%
Corporate treasury time deposits	1	1	13	—	—%	(12)	(92.3)%
Corporate treasury other deposits	—	3	—	(3)	(100.0)	—	NM
Total Deposits	$131,897	$131,132	$116,656	$765	0.6%	$15,241	13.1%

($ amounts in millions)	3Q21	2Q21	3Q20	3Q21 vs. 2Q21		3Q21 vs. 3Q20
Consumer Bank Segment	$79,098	$78,200	$68,842	$898	1.1%	$10,256	14.9%
Corporate Bank Segment	42,525	42,966	38,755	(441)	(1.0)%	3,770	9.7%
Wealth Management Segment	9,873	9,519	8,658	354	3.7%	1,215	14.0%
Other	401	447	401	(46)	(10.3)%	—	—%
Total Deposits	$131,897	$131,132	$116,656	$765	0.6%	$15,241	13.1%

Total average deposit balances increased 1 percent to a new record high in the third quarter of 2021. Consumer and Wealth Management deposits both increased compared to the second quarter while Corporate deposits decreased modestly.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	9/30/2021	6/30/2021	9/30/2020
ACL/Loans, net	1.80%	2.00%	2.74%
ALL/Loans, net	1.71%	1.90%	2.58%
Allowance for credit losses to non-performing loans, excluding loans held for sale	283%	253%	316%
Allowance for loan losses to non-performing loans, excluding loans held for sale	269%	240%	297%
Provision for (benefit from) credit losses	$(155)	$(337)	$113
Net loans charged-off	$30	$47	$113
Net loan charge-offs as a % of average loans, annualized	0.14%	0.23%	0.50%
Non-accrual loans, excluding loans held for sale/Loans, net	0.64%	0.79%	0.87%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.66%	0.93%	0.90%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale*	0.80%	1.09%	1.08%
Total TDRs, excluding loans held for sale	$546	$620	$645
Total Criticized Loans—Business Services**	$3,054	$3,222	$3,734
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Continued improvements in the economic outlook and positive credit performance during the quarter resulted in a net $155 million benefit from credit losses during the third quarter of 2021. The resulting allowance for credit losses was equal to 1.80 percent of total loans and 283 percent of total non-accrual loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses amounted to 1.83 percent(1) of total loans. Annualized net charge-offs decreased 9 basis points to 0.14 percent of average loans, the company's lowest level on record post its 2006 merger of equals. The decrease reflects broad-based improvement across most commercial and consumer loan portfolios, as well as recoveries associated with strong collateral asset values. Total non-accrual loans, excluding loans held for sale, and total business services criticized loans both improved during the quarter, while total delinquencies remained unchanged.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2021	6/30/2021	9/30/2020
Common Equity Tier 1 ratio(2)	10.8%	10.4%	9.3%
Tier 1 capital ratio(2)	12.3%	11.9%	10.8%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	7.79%	7.58%	7.88%
Tangible common book value per share (non-GAAP)(1)*	$12.32	$11.94	$11.49
Loans, net of unearned income, to total deposits	63.1%	63.9%	74.6%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.

Regions maintains a solid capital position as estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 12.3 percent and 10.8 percent, respectively, at quarter-end.

During the third quarter, the company declared $164 million in dividends to common shareholders.

(1)Non-GAAP; refer to pages 6, 7, 11, 12, 13, 15, 19, 21, 22, 23 and 26 of the financial supplement to this earnings release.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on October 22, 2021, an archived recording of the webcast will be available at the Investor Relations page of www.regions.com following the live event. A replay of the earnings call will also be available beginning Friday, October 22, 2021, at 2:30 p.m. ET through Monday, November 22, 2021. To listen by telephone, please dial 855-859-2056, and use access code 2058432.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $156 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,300 banking offices and approximately 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.
•Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the recent change in U.S. presidential administration and control of the U.S. Congress, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses, including our recently completed acquisition of EnerBank and risks related to such acquisition, including that the expected synergies, cost savings and other financial or other benefits may not be realized within the expected timeframes, or might be less than projected; difficulties in integrating the business; and the inability of Regions to effectively cross-sell products to EnerBank’s customers; as well as our pending acquisition of Sabal and risks related to such acquisition, including delays in closing the transaction; that the expected synergies, cost savings, and other financial or other benefits of the transaction might not be realized within the expected timeframes, or might be less than projected; and difficulties in integrating Sabal’s business.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Other risks identified from time to time in reports that we file with the SEC.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 as filed with the SEC.
Further, statements about the potential effects of the COVID-19 pandemic on our businesses, operations, and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any resurgences), actions taken by governmental authorities in response to the pandemic and their success, the effectiveness and acceptance of any vaccines, and the direct and indirect impact of the pandemic on our customers, third parties and us.
The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.